Exhibit 99.1

SHAREHOLDER NEWS

BankFirst CORPORATION

NOVEMBER 2022

MESSAGE FROM THE CEO

To our Shareholders,



MIKE MOLEPSKE

At Bank First, we take pride in our facilities. We believe our customers should feel comfortable and welcomed when they enter our offices. We are an institution in each of the communities we serve, and our facilities should reflect that. Our new and recently remodeled branches are lit with an abundance of natural light, and advanced HVAC systems are utilized to ensure fresh and sanitized air is continually flowing throughout our buildings. Our Facilities team, headed by Phil Plagemann, ensures that we use the most environmentally-friendly materials and furniture whenever we build or remodel one of the bank's facilities.

Currently, our Facilities team is managing over a dozen building upgrades. I am excited to provide an update on a few of these projects. In August 2021, we announced plans to construct a 13,100 square foot operations center on the west side of Manitowoc across the road from Menards on Dufek Drive. We are pleased to share that construction is scheduled to be completed before the end of the year, and we will initially consolidate our loan operations team into this space. The timing of the completion of this new center aligns well with our merger with Hometown Bank, which is scheduled to close the beginning of February 2023. After that merger, Bank First will service approximately 32,000 loans totaling more than $4.6 billion.

We will also complete the extensive remodeling of our Watertown branch by the end of this year, making the office far more efficient for our team of bankers and welcoming for our valued customers. The office is located in the heart of downtown Watertown on the Rock River. Downtown Watertown is presently going through a major transformation and we are excited to be part of it.

We recently completed the design of our new office on the north side of Green Bay, located adjacent to Meijer Foods just off Shawano Avenue. This new branch will be our most technologically-advanced and environmentally-friendly facility to date. It will feature renewable construction materials, car charging stations, and solar panels to help minimize its carbon footprint. As with all our construction projects, we select bank customers whenever possible to serve as our contractors. This new office was designed by our valued customer in Cedarburg, Groth Design Group.

Last month, we purchased the former Wausau Insurance office on the east side of Reedsville, which will replace our existing Reedsville and Whitelaw offices. Neither of those buildings meet the long-term needs of Bank First and our customers. The remodeling of this new Reedsville office, which will include a complete interior makeover and a new drive thru, will begin shortly and be completed later next year.

Again, these are just a few of the projects our remarkable Facilities team is currently working on. All of these projects are designed to be customer centric, ecologically friendly, and enjoyable places for our employees to work and customers to visit.

Mike

Michael B. Molepske
Chairman of the Board, CEO and President
(920) 652-3202

Bank First named one of the "2022 Best Banks to Work For" by American Banker


2022
2020
2019
2018
2016
2014

Bank First has been named as one of the 2022 Best Banks to Work For. The program, which was initiated in 2013 by American Banker and Best Companies Group, identifies, recognizes, and honors U.S. banks for outstanding employee satisfaction.

Determining the Best Banks to Work For involved a two-step process. The first step consisted of evaluating each participating bank's workplace policies, practices, and demographics. This part of the process was worth approximately 25% of the total evaluation. The second consisted of employee surveys aimed at assessing the experiences and attitudes of individual employees with respect to their workplace. This part of the process was worth approximately 75% of the total evaluation. The combined scores determined the final ranking.

"We are pleased to consistently be recognized for this honor by American Banker," stated Mike Molepske. "Bank First believes in its employees and is committed to helping them succeed. Whether it's connecting with fellow employees, establishing career development plans, or utilizing our generous tuition reimbursement program, we encourage employees to enhance their skills and seek additional training to grow both personally and professionally."

Ticker: **BFC** | www.bankfirst.com

Bank First Corporation Financial Results for nine months ended September 30, 2022

THIRD QUARTER



KEVIN LEMAHIEU
Chief Financial Officer
(920) 652-3362

Total assets for the Company were $3.64 billion at September 30, 2022, up from $2.85 billion at September 30, 2021. Loans were $2.86 billion, growing $648.1 million on a year-over-year basis. Deposits were $3.14 billion, growing $666.9 million over that same time frame. Year-over-year comparisons were significantly impacted by the Company's acquisition of Denmark Bancshares, Inc. ("Denmark") during the third quarter of 2022. This transaction included $457.1 million in loans, $604.8 in deposits, and $685.8 million in total assets.

Earnings per share for the nine months ended September 30, 2022, was $4.15, down from $4.45 for the same period in 2021. Year-to-date net income was $32.4 million, compared to $34.3 million for the same period during 2021. Year-to-date earnings for 2022 were negatively impacted by approximately $5.7 million in transaction expenses related primarily to the acquisition of Denmark. These expenses reduced 2022 year-to-date after tax earnings per share by $0.57. While these expenses negatively impacted the first three quarters of 2022, enhanced profitability resulting from this acquisition is currently estimated to recoup these costs in approximately two calendar quarters, leaving a more profitable company after that point.

Net interest income before provision for loan losses increased by $6.6 million over the first nine months of 2022 to $73.5 million. Provisions for loan losses totaled $1.7 million for the first nine months of 2022, down from $2.5 million for the same period during 2021. Continued strong asset quality metrics exhibited within the Company's loan portfolio through the first nine months of 2022 have allowed for a reduction in these provisions. Management continues to monitor the Company's loan portfolio closely for signs of deterioration in asset quality during current uncertainty in national and local economies, but through the third quarter of 2022 no significant negative impacts have been noted.

Total non-interest income was $16.0 million for the first nine months of 2022, compared to $18.0 million for the first nine months of 2021, a decrease of $2.0 million. A significant, industry-wide slowdown in residential mortgage lending during 2022, primarily due to rapidly rising prevailing lending rates, reduced gains on sales of secondary market mortgage loans to $1.3 million through the first three quarters of 2022 compared to $6.2 million during the same period in 2021. Partially offsetting this year-over-year decline, positive valuation adjustments to the Company's servicing rights asset on these sold loans have totaled $2.8 million through the first nine months of 2022, compared to $0.6 million during the first nine months of 2021. While the valuation of these rights involve complex calculations and many assumptions, one of the primary assumptions is the number of underlying loans expected to be paid off early or refinanced into a new loan prior to maturity. Higher prevailing market rates reduce the likelihood of these events, increasing the overall value of the servicing rights.

Non-interest expense increased by $7.7 million, or 20.8%, to $44.8 million for the nine months ended September 30, 2022. The aforementioned transaction expenses related to the acquisition of Denmark were the primary driver of this increase, impacting personnel expense, data processing expense and outside service fees. The added ongoing scale of the Company related to this acquisition also impacted occupancy expenses as well as amortization expense. To a lesser extent, but still significant, inflationary pressures have negatively impacted most categories of non-interest expense.

Total shareholders' equity increased by $124.2 million to $439.4 million at September 30, 2022, compared to $315.3 million at September 30, 2021.

Regulatory approval received for upcoming merger with Hometown Bancorp, Ltd.

Bank First Corporation recently announced that it has received approval from the required regulatory agencies to merge with Hometown Bancorp, Ltd.

Upon completion of the merger, Tim McFarlane, President and Chief Executive Officer at Hometown Bank, will assume the role of President and will join the Board of Directors of Bank First, N.A. He will also be nominated to the Bank First Corporation Board of Directors. Mike Molepske will continue serving as Chief Executive Officer and Chairman of the Boards of Directors of Bank First Corporation and Bank First, N.A.

Quarterly Common Stock Cash Dividend

Bank First's Board of Directors approved a quarterly cash dividend of $0.25 per common share, payable on January 4, 2023, to shareholders of record as of December 21, 2022. This dividend matches the previous quarter's dividend and represents a 13.6% increase over the dividend declared one year earlier.

Bank First Corporation Contacts

LORI SISEL	**KELLY DVORAK**	**SHANNON KLAHN**
Shareholder Services Coordinator	*General Counsel / Corporate Secretary*	*Assistant Executive Officer*
(920) 863-1028	(920) 652-3244	(920) 652-3222
ssisel@bankfirst.com	kdvorak@bankfirst.com	sklahn@bankfirst.com

FINANCIAL PERFORMANCE

Consolidated Statements of Financial Condition

	9/30/2022	9/30/2021
	(In Thousands)	
ASSETS		
Cash, Cash Equivalents and Fed Funds Sold	$ 143,441	$ 299,953
Investment Securities	344,106	154,288
Other Investments at Cost	14,905	8,997
Loans, Net	2,835,022	2,188,678
Premises and Equipment	57,019	44,181
Other Assets	246,261	150,508
Total Assets	**$ 3,640,754**	**$ 2,846,605**
LIABILITIES		
Deposits	$ 3,138,201	$ 2,471,258
Securities Sold Under Repurchase Agreements	21,963	17,402
Borrowed Funds	26,069	26,679
Other Liabilities	15,106	16,004
Total Liabilities	**$ 3,201,339**	**$ 2,531,343**
Total Shareholder Equity	**439,415**	**315,262**
Total Liabilities and Shareholder Equity	**$ 3,640,754**	**$ 2,846,605**

Consolidated Statements of Income

	9/30/2022	9/30/2021
	(In Thousands, Except Per Share Data)	
Total Interest Income	$ 80,780	$ 73,343
Total Interest Expense	7,317	6,492
Net Interest Income	73,463	66,851
Provision for Loan Losses	1,700	2,500
Net Interest Income After Provision for Loan Losses	71,763	64,351
Total Other Income	15,951	18,021
Total Operating Expenses	44,845	37,121
Income Before Provision for Income Taxes	42,869	45,251
Provision for Income Taxes	10,499	10,971
Net Income	**$ 32,370**	**$ 34,280**
Earnings Per Share: Basic	**$ 4.15**	**$ 4.45**
Earnings Per Share: Diluted	**$ 4.15**	**$ 4.45**

Key Financial Metrics

	9/30/2022	9/30/2021
Return on Average Assets (YTD)	1.33%	1.62%
Return on Average Equity (YTD)	12.46%	14.86%
Full-Time Equivalent Employee (FTE) - period end	335	300
Average Assets per Average FTE	$ 11,221	$ 9,336
Dividend Payout Ratio	17%	21%
Dividends Per Share (YTD)	$ 0.69	$ 0.92
Net Interest Margin (YTD)	3.30%	3.47%
Shares Outstanding - period end	9,028,629	7,641,771

Let’s stay in touch. Follow us!Bank First announces promotions and new hiresSHAROL SCHROEDER has been promoted to Senior Vice President – Human Resources. She joined Bank First in 1989 as a teller and began working in the bank’s Human Resources department in 1994. In her new role, Sharol is responsible for the direction of the Human Resources department which includes employee development and relations, performance reviews, career pathing, recruitment, compensation, wellness and benefits. She earned her bachelor’s degree in business with an emphasis in human resources from UW – Green Bay. She serves on the board of the Manitowoc / Two Rivers YMCA and the Manitowoc Public School District Foundation. Sharol is a lifelong Manitowoc resident and is a part of the Lakeshore Human Resources Association, along with 100 Women Who Care of Manitowoc County. Sharol and her husband have three grown children and eagerly await grandchildren to spoil.BRAD LIGHTHALL has been promoted to Retail Banking Officer. Brad joined Bank First in December 2019. Before becoming a member of the Bank First lending team, Brad gained extensive experience in the entire home-buying process while managing a title company in Manitowoc for three years. He takes great pride in helping individuals and families reach their personal financial goals through purchasing, refinancing, or building a home. With his promotion, Brad has transferred from the bank’s Eighth Street office to its Valders location and will serve the greater Valders area. He earned his dual master’s of business administration degrees with emphases in finance and management from Concordia University Wisconsin and is currently serving on the Board of Directors for the Capitol Civic Centre. Brad resides in Manitowoc with his wife and daughter and enjoys spending time downtown, going to Milwaukee Bucks games, and traveling north to spend time on the lake. NAJI ALLAN has been promoted to Assistant Vice President - Business Banking Officer. He joined the bank in 2019 as a Business Banking Analyst and has quickly progressed into a key member of the business banking team. Naji will continue to assist new and existing business customers in the Sheboygan area. He serves on the finance committee for the Boys and Girls Club of Sheboygan County and is currently enrolled at UW – Milwaukee pursuing his master’s of business administration degree. He received his bachelor’s degree in finance and international business management at UW-Oshkosh. Naji enjoys exercising, traveling, and football Sundays. LAURA SINCLAIR has been promoted to Retail Banking Officer – Branch Manager. Laura joined Bank First in 2018 as Teller Supervisor / Personal Banker and has over seven years of banking experience specializing in customer service and retail lending. She quickly advanced to new roles within the bank as Retail Banker and Branch Manager. Laura has been instrumental in growing the Green Bay market and recently assisted with the integration of employees and customers who recently joined Bank First through the merger with Denmark State Bank. Laura has a master’s degree in organizational psychology through Capella University and a bachelor’s degree in psychology through UW – Green Bay. Committed to the community, Laura serves as treasurer for the De Pere Wrestling team and actively volunteers with her local VFW. She resides in De Pere with her husband and their two dogs. In her free time, she enjoys traveling, baking, visiting family up north, and cheering on the Packers. BRIDGET TALLY-BRILL joined Bank First as Vice President – Retail Banking with over 19 years of experience in the mortgage industry. Bridget is responsible for devel-oping new and enhancing existing retail banking relationships in the bank’s Cedarburg market. Her background as a realtor and involvement in the Sheboygan County Home Builders Association will continue to be instrumental in her new role at Bank First. Bridget is passionate about educating buyers and guiding them through the home financing process whether they decide to build, purchase, or refinance their home. Bridget earned her master’s degree in leadership and organizational development from Lakeland College as well as a bachelor’s degree in international studies with minors in both business and Spanish from UW – Platteville. She currently serves on the Membership Committee of the Sheboygan County Home Builders Association where she previously served as President, and has been involved in the Spring Tour of Homes / Parade of Homes and Home Expo Committees for several years. Bridget is a member of the Lakeshore Realtor Association, formerly known as the Sheboygan County Realtor Association where she previously served as secretary and board member. She lives in the Waldo / Hingham area with her husband and has two grown children. Bridget enjoys traveling, crafting, reading, and spending time at Lake Camelot.BRENDA HAESE joined Bank First as Human Resources Officer with over 15 years of experience in Human Resources. In her new role, Brenda is responsible for the recruitment of new bank employees as well the administration of employee benefits and the organization of individual development plans. Her dedication and strong emphasis on helping employees reach their goals aligns with the bank’s mission to encourage all employees on their path to personal and career growth. Brenda graduated with a bachelor’s degree in interdisciplinary studies with an emphasis on business administration from UW – Green Bay. She serves as President of the Lakeshore Area Human Resources Association and lives in Cato with her husband and two children. Brenda enjoys spending time on the lake up north, golfing, and traveling.